Exhibit 10.02

CONFIDENTIAL GENERAL RELEASE AND SEVERANCE AGREEMENT BETWEEN SCANA CORPORATION and GEORGE J. BULLWINKEL, JR.

A. INTRODUCTION
This Confidential General Release and Severance Agreement (“Agreement”) is made by and between SCANA Corporation and each of its predecessors, successors, parent entities, subsidiaries, affiliates, related corporations, and assigns (collectively, “SCANA”) and George J. Bullwinkel, Jr. (“Bullwinkel”) (together, the “Parties”). Bullwinkel is employed as the President and Chief Operating Officer of SCANA Communications, Inc., a subsidiary of SCANA Corporation (and included in the definition of “SCANA” above), and serves as a Senior Vice President of SCANA Corporation. The purpose of this Agreement is to state the conditions of Bullwinkel’s separation from SCANA and to resolve any dispute that might exist between Bullwinkel, on the one hand, and SCANA, on the other hand.

B.	SCANA’S PROMISES TO BULLWINKEL
In consideration for the promises made by Bullwinkel in this Agreement, SCANA promises to do the following:

(1)
SCANA shall provide Bullwinkel severance pay totaling $120,000.00 to be paid in a single lump sum payment on the 15th day after the Effective Date (see Paragraph E(11) to determine the Effective Date). This amount is subject to deductions for state and federal income taxes, FICA, and any other provisions of law to the extent they are applicable.

(2)
If, on or before December 31, 2015, the proposed sale of Carolina Gas Transmission Corporation to Dominion Resources, Inc. (“Dominion”) (such transaction, the “CGT Transaction”), closes and becomes effective, SCANA shall provide Bullwinkel a transaction bonus payment totaling $383,000 (the “CGT Transaction Bonus”), subject to the conditions set forth in this Paragraph B(2). The CGT Transaction Bonus shall be paid, if at all, on the latest to occur of the following: (a) the 15th day after the Effective Date; (b) the 15th day after the closing of the CGT Transaction; and (c) March 15, 2015. If the CGT Transaction has not closed and become effective on or before December 31, 2015, or if the definitive agreement between SCANA and Dominion setting forth the terms of the CGT Transaction terminates on or before December 31, 2015, this Paragraph B(2) will be null and void and will have no force and effect as of the close of business on December 31, 2015 (or the date that such definitive agreement terminates, if earlier) and SCANA shall not be obligated to provide and Bullwinkel shall not be entitled to receive the CGT Transaction Bonus. The CGT Transaction Bonus amount is subject to deductions for state and federal income taxes, FICA, and any other provisions of law to the extent they are applicable.

(3)
If, on or before December 31, 2015, the proposed sale of SCANA Communications, Inc. (“SCI”) to SCTG, LLC d/b/a Spirit Communications (“Spirit”) (such transaction, the “SCI Transaction”), closes and becomes effective, SCANA shall provide Bullwinkel a transaction bonus payment totaling $117,000 (the “SCI Transaction Bonus”), subject to the conditions set forth in this Paragraph B(3). The SCI Transaction Bonus shall be paid, if at all, on the latest to occur of the following: (a) the 15th day after the Effective Date; (b) the 15th day after the closing of the SCI Transaction; and (c) March 15, 2015. If the SCI Transaction has not closed and become effective on or before December 31, 2015, or if the definitive agreement between SCANA and Spirit setting forth the terms of the SCI Transaction terminates on or before December 31, 2015, this Paragraph B(3) will be null and void and will have no force and effect as of the close of business on December 31, 2015 (or the date that such definitive agreement terminates, if earlier) and SCANA shall not be obligated to provide and Bullwinkel shall not be entitled to receive the SCI Transaction Bonus. The SCI Transaction Bonus amount is subject to deductions for state and federal income taxes, FICA, and any other provisions of law to the extent they are applicable.

(4)
SCANA agrees to hold harmless and indemnify Bullwinkel against actual expenses, costs and liabilities reasonably incurred by Bullwinkel in connection with the defense of any pending or threatened action, suit or proceeding to which Bullwinkel is made a party by reason of his good faith actions that were within the scope of his duties as an employee of SCANA.

(5)
SCANA agrees that it will not, through its Chief Executive Officer, Executive Vice Presidents, or Senior Vice Presidents, make derogatory or disparaging statements, public or private, through any means, including without limitation oral, written or electronic, about Bullwinkel. A negative statement is defined as any statement, opinion, or remark that tends to injure the reputation of or cause embarrassment to Bullwinkel.

C. BULLWINKEL’S PROMISES TO SCANA
In exchange for the promises of SCANA contained in this Agreement, Bullwinkel promises to do the following:

(1)
Bullwinkel agrees that his employment with SCANA ceased or shall cease, as the case may be, on January 31, 2015, and, as of that date, he ceased or shall cease to be an officer of SCANA Corporation or any of its affiliates. Bullwinkel will receive the employee benefits, if any, to which he may be entitled under SCANA’s employee benefit plans (including, if applicable, eligibility to enroll in SCANA’s retiree medical, dental and life insurance plans, eligibility to receive bonus or equity awards under SCANA’s several bonus, equity or other plans, and eligibility for payout of paid time off under SCANA’s Paid Time Off policy) as of the date of his termination of employment, to the extent consistent with applicable law and the terms of the employee benefit plans; except that, in no event will Bullwinkel be entitled to any payments in the nature of severance or termination payments except as specifically provided in this Agreement.

(2)
Bullwinkel releases and discharges SCANA and each of its predecessors, successors, parent entities, subsidiaries, affiliates, related corporations, and assigns, and each of their respective owners, shareholders, directors, officers, partners, parent entities, attorneys, employees, successors, assigns, affiliates, subsidiaries, and agents (the “Releasees”) from all legal, equitable, and administrative claims that he may have against any of them that have arisen or may arise up through the Effective Date of this Agreement.

(3)
Bullwinkel agrees that this release includes the waiver of any claims arising from his employment and other affiliations with SCANA, including his role as an officer, and the termination of that employment and those other affiliations.

(4)	This release also specifically includes, but is not limited to, claims based upon or related to:

(a)	The Age Discrimination in Employment Act, as amended,

(b)	Title VII of the Civil Rights Act of 1964, as amended,

(c)	The Family Medical Leave Act of 1993, as amended,

(d)	The Americans with Disabilities Act, as amended,

(e)	The South Carolina Human Affairs Law, as amended,

(f)	The South Carolina Payment of Wages Law, as amended,
(g)    The Employee Retirement Income Security Act of 1974, as amended,

(h)	Actual or alleged violations of any other federal or state laws that prohibit employment discrimination, retaliation, or employment termination in violation of public policy,

(i)	Actual or alleged claims of emotional distress, defamation, breach of contract, breach of covenant of good faith and fair dealing,
(j)    Claims for attorneys’ fees, and

(k)	All other claims arising under any federal, state, or local statutory law, common law, ordinances, regulations or equity.

(5)
Bullwinkel waives any right he may have to recover in any proceeding based in whole or in part on claims released by him in this Agreement. For example, Bullwinkel waives any right to monetary recovery or reinstatement if such a claim is successfully brought against any of the Releasees or is settled, whether by the Equal Employment Opportunity Commission (“EEOC”) or any other person or entity, including any state or federal agency. Further, Bullwinkel specifically assigns his right to any such recovery to SCANA.

(6)
This Agreement does not prohibit Bullwinkel from filing an administrative charge or claim with the South Carolina Human Affairs Commission (“SCHAC”) or the EEOC or from cooperating in an investigation or proceeding conducted by SCHAC or the EEOC. It does, however, preclude Bullwinkel from receiving any monetary or injunctive award or any other recovery in connection with any such claim, charge or proceeding, regardless of who filed or brought the charge.

(7)
Bullwinkel agrees that his general release of claims contained in this Agreement includes any claims that he may have, including claims of which he may not presently be aware. This Agreement does not release any claims that may arise after Bullwinkel signs this Agreement. However, the valuable consideration being offered to Bullwinkel in this Agreement is conditioned on his signing the general release of claims contained in this Agreement within the time frame stated in Paragraph E(10), and not revoking this Agreement before the Effective Date as set forth in Paragraph E(11).

(8)
Bullwinkel agrees that he has received information concerning SCANA’s inventions, processes, know-how, trade secrets, employee and dependent personal health information and social security numbers, and/or other proprietary and confidential information during his employment with SCANA. Bullwinkel also agrees that he has received such proprietary and confidential information pertaining to third parties through his employment with SCANA. Bullwinkel now agrees and promises not to divulge any of the above-mentioned proprietary or confidential information of SCANA or third parties. Bullwinkel’s obligations under this Agreement are in addition to, and not in limitation or preemption of, all other obligations of confidentiality that he has to SCANA under general legal or equitable principles.

(9)
When requested by SCANA in writing, Bullwinkel agrees to return to SCANA all of SCANA’s property in his use or possession that he has not already returned, including, but not limited to, his SCANA identification card and any other SCANA keys, access cards, or badges, SCANA credit cards, message box, customer and/or employee lists, passwords, access codes and other information necessary to access any computer, communications device or electronic database, and any books, files, documents (paper or electronic) electronic data and media generated, owned, or containing information obtained in any form from SCANA. As part of this commitment, Bullwinkel further agrees to delete any and all electronic data of

SCANA from all of his personal computers and electronic communications and storage devices, and to certify that he has completed such deletions.

(10)
Bullwinkel acknowledges that the incentives that are provided under the terms of this Agreement represent valuable consideration in excess of other forms of compensation or benefits to which he may be entitled. Bullwinkel agrees that he will not argue that the Agreement, in whole or in part, is not supported by sufficient consideration. Bullwinkel acknowledges and agrees that the releases set forth in this Agreement are essential and material terms of this Agreement and that, without such releases, no agreement would have been reached by the Parties and no payments or benefits under this Agreement would have been provided to him.

(11)
Bullwinkel agrees that he will not make derogatory or disparaging statements, public or private, through any means, including without limitation oral, written or electronic, about SCANA or its business, products, policies, practices or services. A negative statement is defined as any statement, opinion, or remark that tends to injure the reputation of or cause embarrassment to SCANA or any other person, entity, or corporation released by this Agreement.

(12)
Bullwinkel agrees and covenants not to file any suit, action, or complaint asserting claims arising prior to the Effective Date of this Agreement against any of the Releasees identified in Paragraph C(2), nor, except as required by a subpoena, to assist in any such action, in any court, with regard to any claim, demand, liability or obligation arising out of his employment or other affiliations with SCANA or the termination of that employment or those other affiliations. In the event Bullwinkel receives a subpoena compelling testimony or production of information pertaining to SCANA or any of the Releasees, he shall promptly notify the Senior Vice President of Administration of SCANA Corporation in writing of the existence of the subpoena in order that SCANA, or the appropriate Releasee, may seek withdrawal, modification, or a protective order relating to the subpoena. He further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to his employment by SCANA.

(13)
Upon request by SCANA, Bullwinkel agrees to provide information to SCANA and, if necessary, testimony on SCANA’s behalf, in connection with administrative charges, administrative audits, lawsuits, and other similar legal proceedings to the extent they relate to matters within Bullwinkel’s area of responsibility during his service to SCANA.

D. MISCELLANEOUS TERMS AGREED TO BY THE PARTIES
In exchange for the promises made by and to Bullwinkel and SCANA, they mutually agree to the following terms:

(1)	Either party may enforce this Agreement in court if the other party breaches it.

(2)	This Agreement may be used in a subsequent proceeding to enforce its terms.

(3)	The language of all parts of this Agreement shall be construed as a whole and according to its fair meaning, and not strictly for or against either party. It is expressly understood and agreed that any rule requiring construction of this Agreement against the drafter will not apply in any dispute involving the Agreement.

(4)
SCANA does not admit and expressly denies violating any state, federal, or local laws by entering into this Agreement. Bullwinkel acknowledges that this Agreement and the consideration offered in it shall not be construed as an admission of any wrongdoing or liability on the part of SCANA.

(5)
This Agreement contains the entire and only Agreement between Bullwinkel and SCANA on the subject matter of this Agreement. Both Parties waive any oral or written promises or assurances on the subject matter of this Agreement that are not contained in, or expressly incorporated into, this Agreement. Notwithstanding the foregoing, Bullwinkel will be entitled to all compensation and benefits to which he is entitled pursuant to the terms of any SCANA PTO policies or any SCANA employee benefit plans in which he was fully vested while an employee of SCANA.

(6)	This Agreement shall be binding upon and be for the benefit of the Parties and their respective heirs, legal representatives, successors, and assigns.

(7)	This Agreement shall be governed by and construed in accordance with the law of the State of South Carolina, without regard to any conflicts of law principles.

(8)
This Agreement was drafted with the intent to comply with the short-term deferral exemption from Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of the Agreement shall be interpreted in a manner consistent with that intent. However, Bullwinkel acknowledges and agrees that no person connected with SCANA or the Releasees has made or hereby makes any representations, commitments, or guarantees that any specific tax treatment (including, but not limited to, federal, state and local tax treatment) will be applicable with respect to the amounts owed or paid under this Agreement. Bullwinkel is advised to consult with his own tax advisers to ensure any particular tax result under this Agreement and may not rely on SCANA, the Releasees, nor their respective officers, directors, agents or employees for tax advice.

(9)
To accept the Agreement, and payments under this Agreement, Bullwinkel must sign the Agreement and return it (via U.S. Mail, courier, or hand-delivery) to Martin K. Phalen, Senior Vice President of Administration, SCANA Corporation, 100 SCANA Parkway, Mail Code D-311, Cayce, South Carolina 29033-3712, within the time frame set forth in Paragraph E(10). The Agreement will become effective upon Bullwinkel signing the Agreement and returning it to Phalen as set forth in this paragraph and not revoking this Agreement before the Effective Date as set forth in Paragraph E(11).

(10)
Bullwinkel expressly acknowledges that a breach of any of the terms and conditions contained in this Agreement will cause SCANA irreparable and continuing harm for which there is no adequate remedy at law and SCANA is therefore entitled to seek injunctive relief and specific performance without the requirement of posting a bond. SCANA’s right to seek injunctive relief and specific performance shall in no way limit its right to seek any other legal remedies or other relief available to it.

(11)
If any terms or provisions of this Agreement are found null, void or inoperative, for any reason, the remaining provisions will remain in full force and effect. However, if the releases set forth in this Agreement are held to be illegal or unenforceable, Bullwinkel agrees to execute a valid release and waiver in favor of SCANA and the Releasees.

E.BULLWINKEL’S ASSURANCES TO SCANA
This Agreement is a legal document with legal consequences. SCANA wants to be certain that Bullwinkel fully understands the legal effect of signing this Agreement. Bullwinkel, therefore, makes the following assurances:
(1)    I have carefully read the complete Agreement.
(2)    The Agreement is written in language that I understand.
(3)    I understand all of the provisions of this Agreement.
(4)    I understand that this Agreement is a waiver of any and all claims I may have against SCANA and all the Releasees.
(5)    I also understand that this Agreement is a waiver of any and all claims of age discrimination I have under the Age Discrimination in Employment Act.
(6)    I willingly waive any and all claims, known and unknown, in exchange for the promises of SCANA in this Agreement. I understand, however, that I am not currently releasing any claims that arise after I sign this Agreement.

(7)    I want to enter this Agreement. I recognize that the Agreement is financially beneficial to me. I further acknowledge that the benefits I receive under this Agreement are benefits to which I am not already entitled.
(8)    I enter this Agreement freely and voluntarily. I am under no coercion or duress whatsoever in considering or agreeing to the provisions of this Agreement.
(9)    I understand that this Agreement is a contract. As such, I understand that either party may enforce it.
(10)    By signing this Agreement, I acknowledge that I have been given a period of 45 days to decide whether to enter into this Agreement. This 45 day period has provided me with sufficient time to consider my options and to seek the advice of legal counsel, tax or financial advisors, and anyone else whose advice I value. I understand that if I execute this Agreement prior to the end of the 45 day period SCANA gave me to consider the Agreement, such early execution is a knowing and voluntary waiver of any right to consider this Agreement for at least 45 days and was due to my belief that I had ample time to consider the Agreement and review it with an attorney. By signing this Agreement, I also acknowledge that I have been informed in writing of the following information:
a.    The group of employees and business units covered by this severance program;

b.    The job titles and ages of affected individuals eligible or selected for the severance program and the job titles and ages of all individuals in the covered group who were not affected by this program as of the Termination Date; and
c.    The eligibility requirements and time limits of this severance program.

(11)    After signing this Agreement, I have a period of seven days to revoke it. I can revoke this Agreement by notifying Martin Phalen at SCANA in writing of my decision to revoke the Agreement within the seven day period. Such notice must be delivered by hand to the address set forth in Paragraph D(9) or by electronic mail (MPhalen@SCANA.com). In fact, this Agreement is not effective until the eighth day after it is signed (the “Effective Date”).

(12)	SCANA hereby advises me in writing to consult with an attorney prior to signing this Agreement.

IN WITNESS THEREOF, the Parties have executed this Agreement on 30 day of
January , 2015.

/s/George J. Bullwinkel, Jr.        ____________1/30/15__________________

George J. Bullwinkel, Jr.	(Date)

I     /s/Veronica June Pritchard, attest that the above-named individual signed this
Agreement and Release on the 30th     of     January , 2015.

Notary Public for the State of South Carolina
My Commission Expires: MY COMMISSION EXPIRES 03-147-2018

For SCANA:

/s/Martin K. Phalen	_____________2/3/15_________________
Martin K. Phalen                 (Date)

Senior Vice President of Administration,
SCANA Corporation